                                                   Filed Pursuant to Rule 424b5
                                                          File Number 333-41046
PROSPECTUS SUPPLEMENT
NOVEMBER 29, 2000
(TO PROSPECTUS -- JULY 21, 2000)


[FIRST UNION LOGO]          FIRST UNION CORPORATION


               $100,000,000 FLOATING RATE NOTES DUE JUNE 4, 2002

             $100,000,000 FLOATING RATE NOTES DUE DECEMBER 4, 2002

             $50,000,000 FLOATING RATE NOTES DUE DECEMBER 18, 2002

-------------------------------------------------------------------------------

THE COMPANY:                             . Floating Rate Notes Due December 4,
                                           2002
First Union Corporation
One First Union Center                      . Interest rate: Three-month
301 South College Street                      LIBOR plus 0.25%; the initial
Charlotte, North Carolina 28288               interest payment shall be
(704) 374-6565                                based on a rate of 6.965% per
                                              annum
THE NOTES BEING OFFERED:
                                            . Interest payments:  quarterly
 . Floating Rate Notes Due June 4,             on the 4th calendar day of
  2002                                        each March, June, September
                                              and December, commencing March 5,
  . Interest rate: Three-month                2001; final interest payment on
    LIBOR plus 0.20%; the initial             December 4, 2002
    interest payment shall be
    based on a rate of 6.915% per        . Floating Rate Notes Due December 18,
    annum                                  2002

  . Interest payments:  quarterly           . Interest rate: One-month LIBOR
    on the 4th calendar day of                plus 0.24%; the initial
    each March, June, September               interest payment shall be
    and December, commencing                  based on a rate of 7.04375%
    March 5, 2001; final interest             per annum
    payment on June 4, 2002
                                            . Interest payments:  monthly on
                                              the 18th calendar day of each
                                              month, commencing December 18,
                                              2000; final interest payment
                                              on December 18, 2002

                                         . Closing: December 4, 2000

----------------------------------------------------------------------------------------------------------------
                       Per Floating Rate             Per Floating Rate             Per Floating Rate
                           Note Due                      Note Due                      Note Due
                          June 4, 2002      Total    December 4, 2002     Total    December 18, 2002    Total
----------------------------------------------------------------------------------------------------------------
Public offering
 price (1):                99.92816%     $99,928,160     99.90624%     $99,906,240     99.94319%     $49,971,595

Underwriting fees:             0.20          200,000         0.25          250,000         0.25          125,000

Net proceeds to
 First Union (1):          99.72816       99,728,160     99.65624       99,656,240     99.69319       49,846,595
----------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest from December 4, 2000, if any.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA NOR HAVE THESE ORGANIZATIONS DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We expect that the Notes will be ready for delivery in New York, New York, on or about December 4, 2000.

--------------------------------------------------------------------------------

                         FIRST UNION SECURITIES, INC.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Description of Notes.......................................................  S-3
Recent Developments........................................................  S-7
Use of Proceeds............................................................  S-7
Clearstream and Euroclear Clearance and Settlement.........................  S-7
Underwriting............................................................... S-10
Tax Considerations......................................................... S-11

                                 Prospectus
About This Prospectus.......................................................   1
Where You Can Find More Information.........................................   2
Forward-Looking Statements..................................................   3
First Union Corporation.....................................................   3
Use of Proceeds.............................................................   4
Consolidated Earnings Ratios................................................   4
Regulatory Considerations...................................................   5
Description of Common Stock.................................................   6
Description of Preferred Stock and Class A Preferred Stock..................  10
Description of Depositary Shares............................................  14
Description of Debt Securities..............................................  17
Description of Warrants.....................................................  26
Global Securities...........................................................  29
Plan of Distribution........................................................  31
Validity of Securities......................................................  32
Experts.....................................................................  32

                              DESCRIPTION OF NOTES

   This section outlines the specific financial and legal terms of the Notes that are more generally described under "Description of Debt Securities" beginning on page 17 of the prospectus that is attached to this prospectus supplement. If anything described in this section is inconsistent with the terms described under "Description of Debt Securities" in the attached prospectus, the terms described here shall prevail.

  Floating Rate Notes Due June 4, 2002:

    .  Title: Floating Rate Notes Due June 4, 2002

    .  Total principal amount being issued: $100,000,000

    .  Due date for principal: June 4, 2002

    . Interest rate: Three-month London interbank offered rate ("LIBOR") plus 0.20% per annum; initial interest payment shall be based on a rate of 6.915% per annum

    .  Date interest starts accruing: December 4, 2000

    . Interest payment dates: The 4th calendar day of each March, June, September and December

    .  First interest payment date: March 5, 2001

    .  Final interest payment date: June 4, 2002

  Floating Rate Notes Due December 4, 2002:

    .  Title: Floating Rate Notes Due December 4, 2002

    .  Total principal amount being issued: $100,000,000

    .  Due date for principal: December 4, 2002

    . Interest rate: Three-month LIBOR plus 0.25% per annum; initial interest payment shall be based on a rate of 6.965% per annum

    .  Date interest starts accruing: December 4, 2000

    . Interest payment dates: The 4th calendar day of each March, June, September and December

    .  First interest payment date: March 5, 2001

    .  Final interest payment date: December 4, 2002

  Floating Rate Notes Due December 18, 2002:

    .  Title: Floating Rate Notes Due December 18, 2002

    .  Total principal amount being issued: $50,000,000

    .  Due date for principal: December 18, 2002

    . Interest rate: One-month LIBOR plus 0.24% per annum; initial interest payment shall be based on a rate of 7.04375% per annum

    .  Date interest starts accruing: December 4, 2000

    .  Interest payment dates: The 18th calendar day of each month

    .  First interest payment date: December 18, 2000

    .  Final interest payment date: December 18, 2002

  . Regular record dates for interest: Fifteen calendar days immediately preceding each respective interest payment date


                                       -3

  . Form of Notes: Each series of Notes will be issued as one or more global securities. See "Global Securities" on page 29 of the attached prospectus.

  . Name of depository: The Depository Trust Company ("DTC"). See "Global
    Securities" on page 29 of the attached prospectus for more information about DTC's procedures.

  . Trading through DTC, Clearstream and Euroclear: Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. See below under "Clearstream and Euroclear Clearance and Settlement" on page S-7 for more information about global securities held by DTC through Clearstream or Euroclear.

  . Payment of principal and interest: Principal of and interest on the Notes are to be payable, and the transfer of the Notes will be registrable, at the Corporate Trust Office of the trustee in the City of New York or at the Corporate Trust Office of First Union National Bank, a subsidiary of First Union, in Charlotte, North Carolina, except that interest may be paid at First Union's option by check mailed to the address of the holder entitled to it as it appears on the note register.

  . Trustee: First Union will issue the Notes under the senior indenture with The Chase Manhattan Bank, as trustee, which is referred to on page 17 of the attached prospectus.

  . Calculation agent: The calculation agent will be First Union Securities,
    Inc. or any other financial institution designated by First Union.

Floating Rate Notes Due June 4, 2002

   For the initial period of December 4, 2000 up to (but not including) March 5, 2001, interest on the Floating Rate Notes Due June 4, 2002 will be payable in arrears at the rate of 6.915% per annum (6.715%, three-month LIBOR as of November 30, 2000, plus 0.20%). Thereafter, interest on these Notes will be payable in arrears at three-month LIBOR plus 0.20% on the 4th calendar day of each March, June, September and December, beginning on June 4, 2001, and ending on June 4, 2002 (each of these dates and March 5, 2001, is an interest payment date and the date two business days prior to each of these dates is an interest determination date). For each period beginning on and including an interest payment date and ending on but not including the following interest payment date, interest will be paid at three-month LIBOR plus 0.20% determined on the interest determination date for that period.

   If any interest payment date falls on a day which is not a business day, that interest payment date shall be postponed to the next day that is a business day unless that day falls in the next calendar month, in which case the interest payment date shall be the business day which precedes that day. A business day is any day that is not a Saturday or Sunday and that, in the City of New York, New York or Charlotte, North Carolina, is not a day on which banking institutions generally are authorized or obligated by law to close.

   On each interest determination date, three-month LIBOR will be determined by the calculation agent and shall be the quarterly rate for deposits in U.S. dollars commencing on the second London business day immediately following such interest determination date that appears on the designated LIBOR page as of 11:00 a.m., London time, on such interest determination date. The designated LIBOR page is page 3750 on Bridge Telerate, Inc., or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. Page 3750 is the display designated as page "3750" on Bridge Telerate, Inc., or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. A London business day is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   If no rate appears on the designated LIBOR page, the calculation agent will determine LIBOR for that interest determination date as follows:

  . The calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a quarterly period, commencing on the second London business day immediately following such interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount of not less than $1,000,000.

  . If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations.

  . If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such interest determination date, by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, for a quarterly period and in a principal amount of not less than $1,000,000.

  . If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR will remain unchanged from the previous quarterly period.

Floating Rate Notes Due December 4, 2002

   For the initial period of December 4, 2000 up to (but not including) March 5, 2001, interest on the Floating Rate Notes Due December 4, 2002 will be payable in arrears at the rate of 6.965% per annum (6.715%, three-month LIBOR as of November 30, 2000, plus 0.25%). Thereafter, interest on these Notes will be payable in arrears at three-month LIBOR plus 0.25% on the 4th calendar day of each March, June, September and December, beginning on June 4, 2001, and ending on December 4, 2002 (each of these dates and March 5, 2001, is an interest payment date and the date two business days prior to each of these dates is an interest determination date). For each period beginning on and including an interest payment date and ending on but not including the following interest payment date, interest will be paid at three-month LIBOR plus 0.25% determined on the interest determination date for that period.

   If any interest payment date falls on a day which is not a business day, that interest payment date shall be postponed to the next day that is a business day unless that day falls in the next calendar month, in which case the interest payment date shall be the business day which precedes that day. A business day is any day that is not a Saturday or Sunday and that, in the City of New York, New York or Charlotte, North Carolina, is not a day on which banking institutions generally are authorized or obligated by law to close.

   On each interest determination date, three-month LIBOR will be determined by the calculation agent and shall be the quarterly rate for deposits in U.S. dollars commencing on the second London business day immediately following such interest determination date that appears on the designated LIBOR page as of 11:00 a.m., London time, on such interest determination date. The designated LIBOR page is page 3750 on Bridge Telerate, Inc., or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. Page 3750 is the display designated as page "3750" on Bridge Telerate, Inc., or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. A London business day is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   If no rate appears on the designated LIBOR page, the calculation agent will determine LIBOR for that interest determination date as follows:

  . The calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a quarterly period, commencing on the second London business day immediately following such interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount of not less than $1,000,000.

  . If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations.

  . If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such interest determination date, by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, for a quarterly period and in a principal amount of not less than $1,000,000.

  . If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR will remain unchanged from the previous quarterly period.

Floating Rate Notes Due December 18, 2002

   For the initial period of December 4, 2000 up to (but not including) December 18, 2000, interest on the Floating Rate Notes Due December 18, 2002 will be payable in arrears at the rate of 7.04375% per annum (6.80375%, one-month LIBOR as of November 30, 2000, plus 0.24%). Thereafter, interest on these Notes will be payable in arrears at one-month LIBOR plus 0.24% on the 18th calendar day of each month, beginning on January 18, 2001, and ending on December 18, 2002 (each of these dates and December 18, 2000, is an interest payment date and the date two business days prior to each of these dates is an interest determination date). For each period beginning on and including an interest payment date and ending on but not including the following interest payment date, interest will be paid at one-month LIBOR plus 0.24% determined on the interest determination date for that period.

   If any interest payment date falls on a day which is not a business day, that interest payment date shall be postponed to the next day that is a business day unless that day falls in the next calendar month, in which case the interest payment date shall be the business day which precedes that day. A business day is any day that is not a Saturday or Sunday and that, in the City of New York, New York, or Charlotte, North Carolina, is not a day on which banking institutions generally are authorized or obligated by law to close.

   On each interest determination date, one-month LIBOR will be determined by the calculation agent and shall be the monthly rate for deposits in U.S. dollars commencing on the second London business day immediately following such interest determination date that appears on the designated LIBOR page as of 11:00 a.m., London time, on such interest determination date. The designated LIBOR page is page 3750 on Bridge Telerate, Inc., or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. Page 3750 is the display designated as page "3750" on Bridge Telerate, Inc., or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. A London business day is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   If no rate appears on the designated LIBOR page, the calculation agent will determine LIBOR for that interest determination date as follows:

  . The calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a monthly period, commencing on the second

   London business day immediately following such interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such interest determination date and in a principal amount of not less than $1,000,000.

  . If at least two such quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations.

  . If fewer than two quotations are provided, LIBOR determined on such interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such interest determination date, by three major banks in the City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, for a monthly period and in a principal amount of not less than $1,000,000.

  . If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR will remain unchanged from the previous monthly period.

                              RECENT DEVELOPMENTS

   On November 14, 2000, First Union affirmed its guidance for fourth quarter 2000 operating earnings in the range of $0.69 to $0.71 per share. It expects to achieve these results despite potential problems with a single, large loan totaling $450 million, of which $125 million is classified as assets held for sale. The potential impact of this loan in the fourth quarter is not expected to exceed an estimated $100 million to $125 million. Of this amount, it is estimated that approximately $50 million would be reflected as a charge-off and approximately $50 million to $75 million would be reflected as a reduction in the value of assets held for sale, which is expected to be offset by gains in the same portfolio. First Union also said that full year 2000 net charge-offs, including the impact of this potential charge-off, are expected to be at the high end of its previously announced range of 50 to 60 basis points.

   This section contains various forward-looking statements. See "Forward-Looking Statements" on page 3 of the attached prospectus. A discussion of various factors that could cause First Union's results to differ materially from those expressed in these forward-looking statements is included in First Union's 2000 filings with the SEC. See "Where You Can Find More Information" on page 2 of the attached prospectus.

                                USE OF PROCEEDS

   First Union currently intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include:

  . reducing debt

  . investments at the holding company level

  . investing in, or extending credit to, our operating subsidiaries

  . possible acquisitions and

  . stock repurchases

   Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

   Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

               CLEARSTREAM AND EUROCLEAR CLEARANCE AND SETTLEMENT

   Each series of Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the registered global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the registered global securities held by DTC through Clearstream or the Euroclear operator if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for the Euroclear operator (in such capacities, the "U.S. depositaries").

   Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers ("Clearstream customers") and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream provides to Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

   Distributions with respect to the Notes held through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

   The Euroclear operator advises that the Euroclear system was created in 1968 to hold securities for its participants ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear system provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear system is operated by the Euroclear operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "cooperative"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for the Euroclear system on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and include First Union Securities, Inc. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

   The Euroclear operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "terms and conditions"). The terms and conditions govern transfers of securities and cash within the Euroclear system, withdrawals of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

   Distributions with respect to the Notes held beneficially through the Euroclear system will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

   The Euroclear operator further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the registered global securities.

   The Euroclear operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on the Euroclear operator's records, all participants having an amount of interests in securities of such type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

   Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

   Individual certificates in respect of the Notes may be issued in exchange for the registered global securities.

   Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream and within Euroclear and between Clearstream and Euroclear in accordance with procedures established for these purposes by Clearstream and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Euroclear and DTC.

   A further description of DTC's procedures with respect to the registered global securities is set forth in the prospectus under "Global Securities." DTC has confirmed to First Union, First Union Securities, Inc. and the trustee that it intends to follow such procedures.

   Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the securities to or receiving interests in the Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

   Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

   Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

                                  UNDERWRITING

   First Union Securities, Inc. has agreed, subject to the terms and conditions of the underwriting agreement with First Union, to purchase the entire principal amount of each series of the Notes, and are committed to purchase all of each series of Notes if any are purchased.

   First Union Securities, Inc. proposes to offer the Notes in part directly to the public at the initial public offering price for each series indicated on the cover page of this prospectus supplement. After the Notes are released for sale, the offering price and other selling terms for each series may from time to time be varied by First Union Securities, Inc.

   The Notes are a new issue of securities with no established trading market. First Union has been advised by the underwriter that the underwriter intends to make a market in the Notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

   Settlement for the Notes will be made in immediately available funds. The Notes will be in the Same Day Funds Settlement System at DTC and, to the extent secondary market trading in the Notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

   First Union has agreed to indemnify First Union Securities, Inc. against certain liabilities, including liabilities under the Securities Act of 1933.

   This prospectus supplement and the attached prospectus may be used by First Union Securities, Inc., an affiliate of First Union, in connection with offers and sales related to market-making transactions in the Notes. First Union Securities, Inc. may act as principal or agent in these transactions. The sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

   The participation of First Union Securities, Inc. in the offer and sale of the Notes will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting securities of an "affiliate". No NASD member participating in offers and sales will execute a transaction in the Notes in a discretionary account without the prior specific written approval of such member's customer.

   First Union Securities, Inc. may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

   First Union Securities, Inc. has represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the Notes will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and
(iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

   First Union Securities, Inc. has agreed not to offer or sell the Notes in the Federal Republic of Germany other than in compliance with the Securities Sales Prospectus Act (Wertpapier-Varkaufsprospektgeserz), or any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. This prospectus supplement and the accompanying prospectus does not constitute a sales prospectus for purposes of the Securities Sales Prospectus Act and no sales prospectus has been or will be published in the Federal Republic of Germany.

   The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the "Securities and Exchange Law") and are subject to the Special Taxation Measures Law of Japan (Law No. 26 of 1957) (as amended) (the "Special Taxation Measures Law"). First Union Securities, Inc. has represented and agreed that (i) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, the Notes in Japan or to any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law; and (ii) it has not, directly or indirectly, offered or sold and will not, (a) as part of its distribution at any time and (b) otherwise until forty days after the closing date, directly or indirectly offer or sell the Notes to any person other than a Gross Recipient. A "Gross Recipient" for this purpose is (i) a beneficial owner that is not an individual resident of Japan or a Japanese corporation for Japanese tax purposes, (ii) a Japanese financial institution, designated in Article 3-2 paragraph (19) of the Cabinet Order of December 17, 1997 (the "Cabinet Order") relating to the Special Taxation Measures Law that will hold the Notes for its own proprietary account or (iii) an individual resident of Japan or a Japanese corporation whose receipt of interest on the Notes will be made through a payment handling agent in Japan as defined in Article 2-2 paragraph (2) of the Cabinet Order.

                              TAX CONSIDERATIONS

   This section describes the material United States federal income tax consequences of owning the Notes First Union is offering. It applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  . a dealer in securities or currencies,

  . a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  . a bank,

  . a life insurance company,

  . a tax-exempt organization,

  . a person that owns Notes as part of a straddle or conversion transaction for tax purposes,

  . a person that owns Notes that are a hedge or that are hedged against interest rate risks, or

  . a person whose functional currency for tax purposes is not the U.S.
    dollar.

   This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

   This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are:

  . a citizen or resident of the United States,

  . a domestic corporation,

  . an estate whose income is subject to United States federal income tax regardless of its source, or

  . a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to "--United States Alien Holders" below.

   Payments of Interest

   You will be taxed on any interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

   Market Discount

   You will be treated as if you purchased your Note at a market discount, and your Note will be a market discount Note if:

  . the difference between the Note's principal amount and the price you paid for your Note is equal to or greater than 1/4 of 1 percent of your Note's principal amount multiplied by the number of complete years to the Note's maturity.

   If your Note's principal amount does not exceed the price you paid for the Note by 1/4 of 1 percent multiplied by the number of complete years to the Note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

   You must treat any gain you recognize on the maturity or disposition of your market discount Note as ordinary income to the extent of the accrued market discount on your Note. Alternatively, you may elect to include market discount in income currently over the life of your Note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount Note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your Note in an amount not exceeding the accrued market discount on your Note until the maturity or disposition of your Note.

   You will accrue market discount on your market discount Note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the Note with respect to which it is made and you may not revoke it.

   Notes Purchased at a Premium

   If you purchase your Note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Note by the amount of amortizable bond premium allocable to that year, based on your Note's yield to maturity. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service.

   Sale or Retirement of Notes

   You will generally recognize capital gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest or accrued market discount, and your tax basis in your Note. Your tax basis in your Note will generally be its cost, increased by the amount of any market discount previously included in income with respect to your Note, and decreased by the amount of any amortizable bond premium applied to reduce interest on your Note. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

United States Alien Holders

   This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Note and are, for United States federal income tax purposes:

  . a nonresident alien individual,

  . a foreign corporation,

  . a foreign partnership, or

  . an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

If you are a United States holder, this section does not apply to you.

   Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Note:

  . we and other payors will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest to you if, in the case of interest:

    1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of First Union entitled to vote, and

    2. you are not a controlled foreign corporation that is related to First Union through stock ownership, and

      a. you certify to First Union or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or

      b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note certifies to First Union or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof, and

  . no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Note.

Further, a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  . the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of First Union entitled to vote at the time of death and

  . the income on the Note would not have been effectively connected with a United States trade or business of the decedent at the same time.

   If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above and the partnership must provide certain information. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

Backup Withholding and Information Reporting

   United States Holders

   In general, if you are a noncorporate United States holder, First Union and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your Note. In addition, the proceeds of the sale of your Note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

   United States Alien Holders

   You are generally exempt from backup withholding and information reporting with respect to any payments of principal, premium or interest made by First Union and other payors provided that you provide the certification described under "--United States Alien Holders", and provided further that the payor does not have actual knowledge that you are a United States person. See "--United States Alien Holders" above for a discussion of the rules under the final withholding regulations. First Union and other payors, however, may report payments of interest on your Notes on Internal Revenue Service Form 1042-S.

   In general, payment of the proceeds from the sale of Notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a Note through an office outside the United States if the broker is:

  . a United States person,

  . a controlled foreign corporation for United States tax purposes,

  . a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

  . with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

   . one or more of its partners are "U.S. persons", as defined in U.S.
     Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

   . such foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

[FIRST UNION LOGO]
One First Union Center
301 South College Street
Charlotte, North Carolina 28288
(704) 374-6565

                            FIRST UNION CORPORATION

                                 $4,315,000,000
                                  COMMON STOCK
                                PREFERRED STOCK
                            CLASS A PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                                    WARRANTS


                               ----------------

   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

   These securities have not been approved or disapproved by the SEC, any state securities commission or the Commissioner of Insurance of the state of North Carolina nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                               ----------------






                     This prospectus is dated July 21, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   1
Where You Can Find More Information........................................   2
Forward-Looking Statements.................................................   3
First Union Corporation....................................................   3
Use of Proceeds............................................................   4
Consolidated Earnings Ratios...............................................   4
Regulatory Considerations..................................................   5
Description of Common Stock................................................   6
Description of Preferred Stock and Class A Preferred Stock.................  10
Description of Depositary Shares...........................................  14
Description of Debt Securities.............................................  17
Description of Warrants....................................................  26
Global Securities..........................................................  29
Plan of Distribution.......................................................  31
Validity of Securities.....................................................  32
Experts....................................................................  32

                             ABOUT THIS PROSPECTUS

   This document is called a prospectus and is part of a registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4,315,000,000.

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

   The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information".

   When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

   We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of First Union. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

   The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

   One or more of our subsidiaries, including First Union Securities, Inc., may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

   Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we", "us", "our", or similar references mean First Union Corporation and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

   The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

  .  Annual Report on Form 10-K for the year ended December 31, 1999

  .  Quarterly Report on Form 10-Q for the period ended March 31, 2000 and

  . Current Reports on Form 8-K dated March 10, 2000, June 26, 2000 and July 7, 2000.

   You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

     Corporate Relations
     First Union Corporation
     One First Union Center
     301 South College Street
     Charlotte, North Carolina 28288-0206
     (704) 374-6782

                           FORWARD-LOOKING STATEMENTS

   This prospectus and accompanying prospectus supplements contain or incorporate statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as "will likely result", "may", "are expected to", "is anticipated", "estimate", "projected", "intends to", or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

                            FIRST UNION CORPORATION

   First Union was incorporated under the laws of North Carolina in 1967. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and are supervised and regulated by the Board of Governors of the Federal Reserve System. Our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities.

   In addition to North Carolina, First Union's full-service banking subsidiaries operate in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. These full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. First Union also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services through other subsidiaries.

   In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, First Union has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, First Union has completed over 80 banking-related acquisitions.

   First Union continually evaluates its business operations and organizational structures. Therefore, we routinely explore acquisition opportunities and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected. When consistent with our overall business strategy, we also consider the potential disposition of certain of our assets, branches, subsidiaries or lines of business.

   First Union is a separate and distinct legal entity from our banking and other subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

                                USE OF PROCEEDS

   First Union currently intends to use the net proceeds from the sale of any securities for general corporate purposes, which may include

  .  reducing debt

  .  investments at the holding company level

  .  investing in, or extending credit to, our operating subsidiaries

  .  possible acquisitions

  .  stock repurchases and

  .  other purposes as mentioned in any prospectus supplement.

   Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

   Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

                          CONSOLIDATED EARNINGS RATIOS

   The following table provides First Union's consolidated ratios of earnings to fixed charges:

                                           Three      Years Ended December 31,
                                       -------------- ------------------------
                                        Months Ended
                                       March 31, 2000 1999 1998 1997 1996 1995
                                       -------------- ---- ---- ---- ---- ----
Consolidated Ratios of Earnings to
 Fixed Charges
Excluding interest on deposits........     2.04x      2.29 2.13 2.50 2.58 2.87
Including interest on deposits........     1.52x      1.62 1.51 1.57 1.56 1.58

   For purposes of computing these ratios

  . earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principles, plus income taxes and fixed charges (excluding capitalized interest)

  . fixed charges, excluding interest on deposits, represent interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs and

  . fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs.

   One-third of rents is used because it is the proportion deemed representative of the interest factor.

                           REGULATORY CONSIDERATIONS

   As a financial holding company and a bank holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines First Union. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to First Union, please refer to First Union's annual report on Form 10-K for the fiscal year ended December 31, 1999, quarterly report on Form 10-Q for the period ended March 31, 2000, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, First Union's earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, that regulates our banking subsidiaries, the Federal Deposit Insurance Corporation, that insures the deposits of our banking subsidiaries within certain limits, and the SEC, that regulates the activities of certain subsidiaries engaged in the securities business.

   First Union's earnings are also affected by general economic conditions, our management policies and legislative action.

   In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on First Union's business.

   Depository institutions, like First Union's bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. First Union also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. First Union's non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

                          DESCRIPTION OF COMMON STOCK

   The following information outlines some of the provisions in First Union's articles of incorporation, bylaws and the North Carolina Business Corporation Act (the "NCBC Act"). This information is qualified in all respects by reference to the provisions of First Union's articles, bylaws and the NCBC Act.

Authorized Common Stock

   First Union's authorized common stock consists of 2,000,000,000 shares of common stock, par value $3.33 1/3 per share. On May 31, 2000, 980,709,010 shares of common stock were issued and outstanding. First Union's common stock is listed on the New York Stock Exchange under the symbol "FTU".

General

   Subject to the prior rights of any First Union preferred stockholder, Class A preferred stockholder and depositary shareholder then outstanding, common stockholders are entitled to receive such dividends as First Union's board of directors may declare. In the event of liquidation or dissolution, common stockholders are entitled to receive First Union's net assets remaining after paying all liabilities and after paying all preferred stockholders, Class A preferred stockholders and depositary shareholders the full preferential amounts to which those holders are entitled.

   Under an indenture between First Union and Wilmington Trust Company, as trustee, First Union agreed not to pay any dividends on, or acquire or make a liquidation payment relating to, any of First Union's common stock, preferred stock and Class A preferred stock, if, at that time, there is a default under the indenture or a related First Union guarantee or First Union has deferred interest payments on the securities issued under the indenture.

   Subject to the prior rights of any preferred stockholders, Class A preferred stockholders and depositary shareholders, common stockholders have all voting rights, each share being entitled to one vote on all matters requiring stockholder action and in electing directors. Common stockholders have no preemptive, subscription or conversion rights. All of the outstanding shares of common stock are, and any common stock issued and sold hereunder will be, fully paid and nonassessable.

   First Union National Bank is the transfer agent, registrar and dividend disbursement agent for the common stock.

Rights Plan

   Under an Amended and Restated Shareholder Protection Rights Agreement, each outstanding common stock share has a right attached to it. This right remains attached unless a separation time occurs. At separation time, common stockholders will receive separate certificates for these rights. Each right entitles its owner to purchase at separation time one one-hundredth of a share of a junior participating series of Class A preferred stock for $105. This series of Class A preferred stock would have economic and voting terms similar to those of one common stock share. Separation time would generally occur at the earlier of the following two dates:

  .  the tenth business day after any person

    . commences a tender or exchange offer that entitles that person to 15% or more of First Union's outstanding common stock or

    .  is determined by the Federal Reserve Board to "control" First Union

   or

  . the tenth business day after First Union publicly announces that a person

    . has commenced a tender or exchange offer that entitles that person to 15% or more of First Union's outstanding common stock or

    .  is determined by the Federal Reserve Board to "control" First Union.

   These rights will not trade separately from the shares of common stock until separation time occurs, and may be exercised on the business day immediately after the separation time. The rights will expire at the earliest of:

  . the date on which First Union's board of directors elects to exchange the rights for First Union common stock shares as described below

  .  the close of business on December 28, 2000 or

  . the date on which the rights are terminated or redeemed as described below.

   In addition, separation time will not occur even though a person is determined by the Federal Reserve Board to "control" First Union if either

  . the determination is based on that person's failure to make commitments to the Federal Reserve Board that he owns shares "passively", or he makes such commitments and then violates them, and the Federal Reserve Board in each case determines within up to 60 days that this person no longer "controls" First Union or

  . the Federal Reserve Board's determination is not based on that person's commitment, or violation of a commitment, and that person

    . obtains a "non-control" determination from the Federal Reserve Board within three years and

    . is using its best efforts to allow First Union to make acquisitions or engage in any lawful activity even though that person is believed to "control" First Union.

   Once First Union publicly announces that a person has acquired 15% of First Union's outstanding common stock or the Federal Reserve Board has determined that a person has gained "control" of First Union, First Union can allow for rights holders to buy our common stock for half of its market value. For example, First Union would sell to each rights holder common stock shares worth $200 for $100 in cash. At the same time, any rights held by the 15% owner or "control" person or any of his affiliates, associates or transferees will be void.

   In the alternative, First Union's board of directors may elect to exchange all of the then outstanding rights for shares of common stock at an exchange ratio of two common stock shares for one right. Upon election of this exchange, a right will no longer be exercisable and will only represent a right to receive two common stock shares.

   If First Union is required to issue common stock shares upon the exercise of rights, or in exchange for rights, it may substitute shares of junior participating Class A preferred stock. The substitution will be at a rate of two one-hundredths of a share of junior participating Class A preferred stock for each right exchanged.

   The rights may be terminated without any payment to holders before their exercise date and First Union may redeem them at $0.01 per right. The rights have no voting rights and are not entitled to dividends.

   The rights will not prevent a takeover of First Union. The rights, however, may cause substantial dilution to a person or group that acquires 15% or more of common stock (or that acquires "control" of First Union as described above) unless First Union's board first redeems or terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in First Union's and its stockholders' best interests because the rights can be redeemed or terminated by the board before that transaction is completed.

   The complete terms of the rights are contained in the Amended and Restated Shareholder Protection Rights Agreement. This agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the description above is qualified entirely by that document. A copy of this agreement can be obtained upon written request to First Union National Bank, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.

Other Provisions

   First Union's articles and bylaws contain various provisions which may discourage or delay attempts to gain control of First Union. First Union's articles include provisions

  . classifying the board of directors into three classes, each class to serve for three years, with one class elected annually

  . authorizing the board of directors to fix the size of the board between nine and 30 directors

  . authorizing directors to fill vacancies on the board occurring between annual stockholder meetings, except that vacancies resulting from a director's removal by a stockholder vote may only be filled by a stockholder vote

  . providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class

  . authorizing only the board of directors, First Union's Chairman or President to call a special meeting of stockholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock and

  . requiring an 80% stockholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.

   First Union's bylaws include specific conditions under which business may be transacted at annual stockholders' meetings, and persons may be nominated for election as First Union directors at annual stockholders' meetings.

   The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless

  . the Federal Reserve Board has been given 60 days' prior written notice of the proposed acquisition and

  . within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as First Union, would constitute the acquisition of control.

   In addition, any "company" would be required to obtain Federal Reserve Board approval before acquiring 25% or more of the outstanding common stock of First Union. If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding stock. Obtaining "control" over First Union would also require Federal Reserve Board prior approval. "Control" generally means

  . the ownership or control of 25% or more of a bank holding company voting securities class,

  . the ability to elect a majority of the bank holding company's directors, or

  . the ability otherwise to exercise a controlling influence over the bank holding company's management and policies.

   Two North Carolina shareholder protection statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by these statutes. First Union elected not to be covered by these statutes.

   In addition, in certain instances the ability of First Union's board to issue authorized but unissued shares of common stock, preferred stock or Class A preferred stock may have an anti-takeover effect.

   Existence of the above provisions could result in First Union being less attractive to a potential acquiror, or result in First Union stockholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

           DESCRIPTION OF PREFERRED STOCK AND CLASS A PREFERRED STOCK

   The following information outlines some of the provisions of the preferred stock and the Class A preferred stock. This information may not be complete in all respects and is qualified entirely by reference to First Union's articles, as amended with respect to each series of preferred stock or Class A preferred stock. Our articles are, and any amendments to the articles will be, incorporated by reference in the registration statement of which this prospectus is a part for the issuance of any series of preferred stock or Class A preferred stock. This information relates to terms and conditions that apply to the preferred stock as a class and the Class A preferred stock as a class. The specific terms of any series of preferred stock or Class A preferred stock will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms described below.

Authorized Preferred Stock

   First Union's authorized preferred stock consists of 10,000,000 shares of preferred stock, no-par value, and 40,000,000 shares of Class A preferred stock, no-par value. On May 31, 2000, no shares of preferred stock and no shares of Class A preferred stock were issued and outstanding.

General

   Under First Union's articles, the preferred stock and the Class A preferred stock may be issued from time to time in one or more series, upon board authorization and without stockholder approval. Within certain legal limits, the board is authorized to determine the

  .  voting powers

  .  designation

  .  preferences and relative, participating, optional or other rights

  .  qualifications, limitations or restrictions, including any

    .  dividend rights

    .  conversion rights

    .  exchange rights

    .  redemption rights

    .  liquidation preferences

    .  voting rights and

  . the designation and number of shares and the terms and conditions of their issuance of any series of preferred stock or Class A preferred stock. Thus, the board, without stockholder approval, could authorize preferred stock or Class A preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common stockholders or other outstanding series of preferred stock or Class A preferred stock.

   Each series of preferred stock or Class A preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock or Class A preferred stock. The relevant prospectus supplement will describe the following terms of the series of preferred stock or Class A preferred stock in respect of which this prospectus is being delivered

  .  the designation of that series and the number of shares offered

  . the amount of the liquidation preference per share or the method of calculating that amount

  . the initial public offering price at which shares of that series will be issued

  . the dividend rate or the method of calculating that rate, the dates on which dividends will be paid and the dates from which dividends will begin to cumulate

  .  any redemption or sinking fund provisions

  .  any conversion or exchange rights

  . any additional voting and other rights, preferences, privileges, qualifications, limitations and restrictions

  .  any securities exchange listing

  . the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of First Union and

  .  any other terms of that series.

   Under the indenture between First Union and Wilmington Trust Company, as trustee, First Union agreed not to pay any dividends on, or acquire or make a liquidation payment relating to, any of First Union's common stock, preferred stock and Class A preferred stock, if, at that time, there is a default under the indenture or a related First Union guarantee or First Union has delayed interest payments on the securities issued under the indenture.

   Shares of preferred stock and Class A preferred stock, when issued against full payment of their purchase price, will be fully paid and nonassessable. The liquidation preference of any series of preferred stock or Class A preferred stock does not necessarily indicate the price at which shares of that series of preferred stock or Class A preferred stock will actually trade on or after the issue date.

Rank

   Each series of preferred stock and Class A preferred stock will, with respect to dividend rights and rights upon First Union's liquidation, dissolution or winding up, rank prior or superior to common stock. All shares of each series of preferred stock will be of equal rank with each other. Shares of Class A preferred stock will rank equal or junior to, but not prior or superior to, any series of preferred stock. Subject to the foregoing and the terms of any particular Class A preferred stock series, Class A preferred stock series may vary as to priority within that class.

Dividends

   Holders of each series of preferred stock and Class A preferred stock will be entitled to receive, when, as and if First Union's board declares, cash dividends, payable at the dates and at the rates per share as described in the relevant prospectus supplement. Those rates may be fixed, variable or both.

   Dividends may be cumulative or noncumulative, as described in the relevant prospectus supplement. If dividends on a series of preferred stock or Class A preferred stock are noncumulative and if First Union's board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock or Class A preferred stock will have no right to receive a dividend for that dividend period, and First Union will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock or Class A preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the relevant prospectus supplement.

   No full dividends may be paid on any series of preferred stock or Class A preferred stock ranking as to dividends equal or junior to the series of preferred stock or Class A preferred stock offered by the relevant prospectus supplement for any period unless full dividends for the immediately preceding dividend period on that offered stock, including any accumulation of unpaid dividends, if dividends on such offered stock are cumulative, are paid. When dividends are not paid in full upon such offered stock and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the offered stock, including any accumulated unpaid dividends, if dividends on such offered stock are cumulative, and accrued dividends, including any accumulations on such parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears. Unless full dividends on the offered stock have been paid for the immediately preceding dividend period, including any accumulated dividends, if dividends on such offered stock are cumulative

  . no cash dividend or distribution (other than in junior stock) may be paid on junior stock (including common stock)

  . First Union may not acquire any junior stock except by conversion into or exchange for junior stock and

  . First Union may not acquire any parity stock otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the offered stock and such parity stock, except by conversion into or exchange for junior stock.

   Any dividend payment made on a preferred stock or Class A preferred stock series will first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series that remains payable.

Redemption

   The terms on which any series of preferred stock or Class A preferred stock may be redeemed will be in the relevant prospectus supplement. All shares of preferred stock or Class A preferred stock First Union redeems, purchases or acquires, including shares surrendered for conversion or exchange, shall be cancelled and restored to the status of authorized but unissued shares of preferred stock or Class A preferred stock, as the case may be, undesignated as to series.

Liquidation

   In the event of First Union's voluntary or involuntary liquidation, dissolution or winding up, preferred stockholders or Class A preferred stockholders will be entitled, subject to creditors' rights, but before any distribution to common stockholders or any other junior stock, to receive a liquidating distribution in the amount of the liquidation preference per share as mentioned in the relevant prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock or Class A preferred stock are cumulative. If the amounts available for distribution upon First Union's liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock or Class A preferred stock and all stock ranking equal to that preferred stock or Class A preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock or Class A preferred stock will not be entitled to any further participation in any distribution of First Union's assets.

Voting

   The voting rights of preferred stock or Class A preferred stock of any series will be described in the relevant prospectus supplement. The shares of any series of preferred stock having voting rights may not have more than one vote per share. The shares of any series of Class A preferred stock having voting rights shall have the number of votes per share, which may be more or less than one, as are specified in the amendment to First Union's articles with respect to that series and in the relevant prospectus supplement.

   The NCBC Act provides that, regardless of whether a class or series of shares is granted voting rights by the terms of First Union's articles, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to First Union's articles and certain other fundamental changes to First Union that directly affect that class or series.

   Under Federal Reserve Board regulations, if the holders of any series of preferred stock or Class A preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities," and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over First Union) may then be subject to regulation as a bank holding company. In addition, in that event

  . any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of any series of preferred stock or Class A preferred stock and

  . any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act to acquire 10% or more of that series of preferred stock or Class A preferred stock.

Conversion or Exchange

   The terms on which preferred stock or Class A preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the relevant prospectus supplement.

Other Rights

   The shares of a series of preferred stock or Class A preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the relevant prospectus supplement, First Union's articles, or as otherwise required by law. The holders of preferred stock and Class A preferred stock will not have any preemptive rights to subscribe to any First Union securities.

Title

   First Union, the transfer agent and registrar for a series of preferred stock or Class A preferred stock, and any of their agents may treat the registered owner of that preferred stock or Class A preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock or Class A preferred stock shall be overdue and despite any notice to the contrary, for any purpose. See also "Global Securities".

Transfer Agent and Registrar

   The transfer agent, registrar and dividend disbursement agent for each series of preferred stock or Class A preferred stock will be named in the relevant prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

   The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock or Class A preferred stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

   First Union may elect to offer fractional interests in shares of preferred stock or Class A preferred stock, instead of whole shares of preferred stock or Class A preferred stock. If so, First Union will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest as described in the relevant prospectus supplement, of a share of preferred stock or Class A preferred stock.

   The shares of the preferred stock or the Class A preferred stock series underlying any depositary shares will be deposited under a separate deposit agreement between First Union and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock or the Class A preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock or Class A preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

   Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

   Pending the preparation of definitive engraved depositary receipts, a depositary may, upon First Union's order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and the temporary depositary receipts will be exchangeable for definitive depositary receipts at First Union's expense.

Dividends and Other Distributions

   The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock or the Class A preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

   If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with First Union's approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

   Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights First Union offers to preferred stockholders or the Class A preferred stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

   Upon surrender of depositary receipts at the depositary's office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series or Class A preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series or Class A preferred stock series on the basis described in the relevant prospectus supplement, but holders of those whole preferred stock shares or Class A preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series or Class A preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

Redemption; Liquidation

   The terms on which the depositary shares relating to the preferred stock or the Class A preferred stock of any series may be redeemed, and any amounts distributable upon First Union's liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

   Upon receiving notice of any meeting at which preferred stockholders or Class A preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock or Class A preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock or Class A preferred stock underlying that holder's depositary shares. The depositary will vote the preferred stock shares or Class A preferred stock shares underlying those depositary shares according to those instructions, and First Union will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to such preferred stock or Class A preferred stock, it will abstain from voting those preferred stock shares or Class A preferred stock shares, unless otherwise mentioned in the relevant prospectus supplement.

Amendment and Termination of Depositary Agreement

   The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by First Union and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. First Union or the depositary may terminate a deposit agreement only if

  . First Union has redeemed or reacquired all outstanding depositary shares relating to the deposit agreement

  . all preferred stock or Class A preferred stock of the relevant series has been withdrawn or

  . there has been a final distribution in respect of the preferred stock or the Class A preferred stock of the relevant series in connection with First Union's liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

     First Union will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock or the Class A preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

   Each depositary will forward to the relevant depositary shareholders all First Union reports and communications that First Union is required to furnish to preferred stockholders or Class A preferred stockholders of the relevant series.

   Neither any depositary nor First Union will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of First Union and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, preferred stock or Class A preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock or Class A preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

   First Union, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose. See "Global Securities".

Resignation and Removal of Depositary

   A depositary may resign at any time by delivering to First Union notice of its election, and First Union may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must

  . be appointed within 60 days after delivery of the notice of resignation or removal

  . be a bank or trust company having its principal office in the United States and

  .  have combined capital and surplus of at least $50,000,000.

                         DESCRIPTION OF DEBT SECURITIES

General

   The following information outlines some of the provisions of the indentures and the debt securities. This information may not be complete in all respects, and is qualified entirely by reference to the indenture under which the debt securities are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to certain terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms presented below.

   Senior debt securities will be issued under an indenture between First Union and The Chase Manhattan Bank, as trustee. Subordinated debt securities will be issued under an indenture between First Union and Bank One Trust Company, N.A., as trustee. Whenever we refer to specific provisions or defined terms in one or both of the indentures, those provisions or defined terms are incorporated in this prospectus by reference. Section references used in this discussion are references to the relevant indenture. Capitalized terms which are not otherwise defined shall have the meaning given to them in the relevant indenture.

   The debt securities will be limited to an aggregate initial offering price of $4,315,000,000, or at First Union's option if so specified in the relevant prospectus supplement, the equivalent of this amount in any other currency or currency unit, and will be First Union's direct, unsecured obligations. The debt securities will not be deposits or other bank obligations and will not be FDIC insured.

   The indentures do not limit the aggregate principal amount of debt securities or of any particular series of debt securities which may be issued under the indentures and provide that these debt securities may be issued at various times in one or more series, in each case with the same or various maturities, at par or at a discount. (Section 301) The indentures provide that there may be more than one trustee under the indentures with respect to different series of debt securities. As of March 31, 2000, $3.1 billion aggregate principal amount of senior debt securities was outstanding under the senior indenture. The senior trustee is trustee for such series. As of March 31, 2000, $4.0 billion aggregate principal amount of subordinated debt securities was outstanding under the subordinated indenture. The subordinated trustee is trustee for such series.

   The indentures do not limit the amount of other debt that First Union may issue and do not contain financial or similar restrictive covenants. As of March 31, 2000, First Union had an aggregate of $4.7 billion of short-term senior indebtedness outstanding which consisted primarily of commercial paper. First Union expects from time to time to incur additional senior indebtedness and Other Financial Obligations (as defined below). The indentures do not prohibit or limit additional senior indebtedness or Other Financial Obligations.

   Because First Union is a holding company and a legal entity separate and distinct from its subsidiaries, First Union's rights to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the holders of debt securities' ability to benefit indirectly from such distribution, would be subject to prior creditor's claims, except to the extent that First Union itself may be a creditor of that subsidiary with recognized claims. Claims on First Union's subsidiary banks by creditors other than First Union include long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. The indentures do not contain any covenants designed to afford holders of debt securities protection in the event of a highly leveraged transaction involving First Union.

   The following information relating to the debt securities will be described in the relevant prospectus supplement

  .  the title of the debt securities

  . whether the debt securities are senior debt securities or subordinated debt securities

  . any limit upon the aggregate principal amount of the debt securities and the percentage of such principal amount at which they may be issued

  .  the date on which the principal of the debt securities must be paid

  . the interest rates per annum of the debt securities, the method of determining these rates, the dates from which the interest will accrue, the interest payment dates, the regular record date for the interest payable on any interest payment date, the person to whom any payment must be made, if other than the person in whose name that debt security is registered on the regular record date for such interest, and the payment method of any interest payable on a global debt security on an interest payment date

  . if other than the location specified in this prospectus, the place where any principal, premium or interest on the debt securities must be paid

  .  any redemption and any mandatory or optional sinking fund provisions

  .  any repayment provision

  . if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which the debt securities shall be issued

  . if other than the principal amount, the portion of the debt securities' principal amount which shall be payable upon an acceleration of their maturity

  . the currency or currency unit of payment of principal, premium, if any, and interest on the debt securities, and any index used to determine the amount of payment of principal, premium, if any, and interest on these debt securities

  . whether the debt securities will be issued in permanent global form and, in such case, the initial depository and the circumstances under which such permanent global debt security may be exchanged

  . whether the subordination provisions summarized below or other subordination provisions, including a different definition of "senior indebtedness", "Entitled Persons", "Existing Subordinated Indebtedness" or "Other Financial Obligations" shall apply to the debt securities

  . the terms and conditions of any obligation or right of First Union or a holder to convert or exchange subordinated debt securities into other securities and

  . any other key aspects of the debt securities not specified in this prospectus. (Section 301)

Where appropriate, the applicable prospectus supplement will describe the U. S. federal income tax considerations relevant to the debt securities.

   Unless otherwise described in the relevant prospectus supplement, principal, premium, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the Corporate Trust Office of First Union National Bank in Charlotte, North Carolina, except that interest may be paid at First Union's option by check mailed to the address of the holder entitled to it as it appears on the security register. (Sections 301, 305 and
1002)

   Unless otherwise described in the relevant prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. (Section 302) The indentures provide that debt securities of any series may be issued in permanent global form (Section 301) and, unless otherwise described in the relevant prospectus supplement, debt securities will be issued in permanent global form. See "Global Securities". No service charge will be made for any registration of transfer or exchange of the debt securities, but First Union may require payment to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 305)

   Both senior debt securities and subordinated debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations that apply to any original issue discount securities will be described in the relevant prospectus supplement. The term "original issue discount security" means any security which provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity in accordance with the related indenture. (Section
101)

   We refer to the relevant prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon a continuing event of default.

Subordination of the Subordinated Debt Securities

   First Union's obligations to make any payment of the principal and interest on any subordinated debt securities will, to the extent the subordinated indenture specifies, be subordinate and junior in right of payment to all of First Union's senior indebtedness. Unless otherwise specified in the prospectus supplement relating to a specific series of subordinated debt securities, First Union's "senior indebtedness" is defined in the subordinated indenture to mean the principal of, premium and interest, if any, on

  . all First Union indebtedness for money borrowed, including indebtedness First Union guarantees, other than the subordinated debt securities, whether outstanding on the date of execution of the indenture or incurred afterward, except

    .  any obligations on account of Existing Subordinated Indebtedness and

    . indebtedness as is by its terms expressly stated to be not superior in payment right to the subordinated debt securities or to rank equal to the subordinated debt securities and

  . any deferrals, renewals or extensions of any such senior indebtedness. (Section 101 of the subordinated indenture)

   The payment of the principal and interest on the subordinated debt securities will, to the extent described in the subordinated indenture, be subordinated in payment right to the prior payment of all senior indebtedness. Unless otherwise described in the prospectus supplement relating to the specific series of subordinated debt securities, in certain events of insolvency, the payment of the principal and interest on the subordinated debt securities, other than subordinated debt securities that are also Existing Subordinated Indebtedness, will, to the extent described in the subordinated indenture, also be effectively subordinated in payment right to the prior payment of all Other Financial Obligations. Upon any payment or distribution of assets to creditors under First Union's liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency or similar proceedings, all senior indebtedness holders will be entitled to receive payment in full of all amounts due before the subordinated debt securities holders will be entitled to receive any payment in respect of the principal or interest on their securities. If upon any such payment or asset distribution to creditors, there remains, after giving effect to those subordination provisions in favor of senior indebtedness holders, any amount of cash, property or securities available for payment or distribution in respect of subordinated debt securities (defined in the subordinated indenture as "Excess Proceeds") and if, at that time, any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment of all amounts due on such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay these Other Financial Obligations before any payment may be applied to the subordinated debt securities which are not Existing Subordinated Indebtedness. In the event of the acceleration of the maturity of any subordinated debt securities, all senior indebtedness holders will be entitled to receive payment of all amounts due before the subordinated debt securities holders will be entitled to receive any payment upon the principal of or interest on their subordinated debt securities. (Sections 1403, 1404 and 1413 of the subordinated indenture)

   By reason of such subordination in favor of senior indebtedness holders, in the event of insolvency, First Union's creditors who are not senior indebtedness holders or subordinated debt securities holders may recover less, ratably, than senior indebtedness holders and may recover more, ratably, than subordinated debt securities holders. By reason of subordinated debt securities' holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect to Other Financial Obligations, in the event of insolvency, Existing Subordinated Indebtedness holders may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the subordinated debt securities holders (other than Existing Subordinated Indebtedness).

   Unless otherwise specified in the prospectus supplement relating to the particular subordinated debt securities series offered by it, "Existing Subordinated Indebtedness" means subordinated debt securities issued under the subordinated indenture prior to November 15, 1992. (Section 101 of the subordinated indenture)

   Unless otherwise specified in the prospectus supplement relating to the particular subordinated debt securities series offered by it, "Other Financial Obligations" means all obligations of First Union to make payment under the terms of financial instruments, such as

  .  securities contracts and foreign currency exchange contracts

  .  derivative instruments such as

    . swap agreements (including interest rate and foreign exchange rate swap agreements)

    .  cap agreements

    .  floor agreements

    .  collar agreements

    .  interest rate agreements

    .  foreign exchange rate agreements

    .  options

    .  commodity futures contracts

    .  commodity option contracts and

  .  similar financial instruments other than

    .  obligations on account of senior indebtedness and

    . obligations on account of indebtedness for money borrowed ranking equal or subordinate to the subordinated debt securities. (Section 101 of the subordinated indenture)

Unless otherwise described in the prospectus supplement relating to a specific series of subordinated debt securities, "Entitled Persons" means any person who is entitled to payment under the terms of Other Financial Obligations. (Section 101 of the subordinated indenture)

   First Union's obligations under the subordinated debt securities shall rank equal in right of payment with each other and with the Existing Subordinated Indebtedness, subject, unless otherwise described in the prospectus supplement relating to a specific series of subordinated debt securities, to the obligations of subordinated debt securities holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the subordinated indenture. (Section 1413 of the subordinated indenture)

   The relevant prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Conversion or Exchange

   If and to the extent mentioned in the relevant prospectus supplement, any subordinated debt securities series may be convertible or exchangeable into other debt securities or common stock, preferred stock, Class A preferred stock or depositary shares. The specific terms on which any subordinated debt securities series may be so converted or exchanged will be described in the relevant prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the holder's option or at First Union's option, in which case the amount or number of securities the subordinated debt securities holders would receive would be calculated at the time and manner described in the relevant prospectus supplement.

Defaults

 The Senior Indenture

   The senior indenture defines an "event of default" as

  . default in any principal or premium payment on any senior debt security of that series at maturity

  . default for 30 days in interest payment of any senior debt security of that series

  . failure to deposit any sinking fund payment when due in respect of that series

  . First Union's failure for 60 days after notice in performing any other covenants or warranties in the senior indenture (other than a covenant or warranty solely for the benefit of other senior debt securities series)

  . failure to pay when due any First Union indebtedness or First Union National Bank indebtedness in excess of $5,000,000, or maturity acceleration of any indebtedness exceeding that amount if acceleration results from a default under the instrument giving rise to that indebtedness and is not annulled within 30 days after due notice

  . First Union's or First Union National Bank's bankruptcy, insolvency or reorganization and

  . any other event of default provided for senior debt securities of that series. (Section 501)

   The senior indenture provides that, if any event of default for senior debt securities of any series outstanding occurs and is continuing, either the senior trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the securities of that series are original issue discount securities, such principal amount portion as the terms of that series specify) of all senior debt securities of that series to be due and payable immediately. However, no such declaration is required upon certain bankruptcy events. In addition, upon fulfillment of certain conditions, this declaration may be annulled and past defaults waived by the holders of a majority in principal amount of the outstanding senior debt securities of that series on behalf of all senior debt securities holders of that series. (Sections 502 and 513) In the event of First Union's bankruptcy, insolvency or reorganization, senior debt securities holders' claims would fall under the broad equity power of a federal bankruptcy court, and to that court's determination of the nature of those holders' rights.

   The senior indenture contains a provision entitling the senior trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding senior debt securities series before proceeding to exercise any right or power under the senior indenture at the holders' request. (Section
603) The holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee, or exercising any trust or other power conferred on the senior trustee, with respect to the senior debt securities of such series. The senior trustee, however, may decline to act if that direction is contrary to law or the senior indenture or would involve the senior trustee in personal liability. (Section 512)

   First Union will file annually with the senior trustee a compliance certificate as to all conditions and covenants in the senior indenture. (Section 1007)

 The Subordinated Indenture

   Subordinated debt securities principal payment may be accelerated only upon an event of default. There is no acceleration right in the case of a default in the payment of interest or principal prior to the maturity date or a default in First Union performing any covenants in the subordinated indenture, unless a specific series of subordinated debt securities provide otherwise, which will be described in the relevant prospectus supplement.

   The subordinated indenture defines an "event of default" as certain events involving First Union's bankruptcy, insolvency or reorganization and any other event of default provided for the subordinated debt securities of that series. (Section 501) The subordinated indenture defines a "default" to include

  .  any event of default

  . a default in any principal or premium payment of any subordinated debt security of that series at maturity

  .  default in any interest payment when due and continued for 30 days

  .  a default in any required designation of funds as "available funds" or

  . default in the performance, or breach, of First Union's covenants in the subordinated indenture or in the subordinated debt securities of that series and continued for 90 days after written notice to

    .  First Union by the subordinated trustee or

    . First Union and the subordinated trustee by the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series. (Section 503)

   If an event of default for subordinated debt securities of any series occurs and is continuing, either the subordinated trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may accelerate the maturity of all outstanding subordinated debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series may waive an event of default resulting in acceleration of the subordinated debt securities of such series, but only if all events of default have been remedied and all payments due on the subordinated debt securities of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met. (Section 502) Subject to subordinated indenture provisions relating to the subordinated trustee's duties, in case a default shall occur and be continuing, the subordinated trustee will be under no obligation to exercise any of its rights or powers under the subordinated indenture at the holders' request or direction, unless such holders shall have offered to the subordinated trustee reasonable indemnity. (Section 603) Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee or exercising any trust or power conferred on the subordinated trustee. (Section 512) The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series may waive any past default under the subordinated indenture with respect to such series, except a default in principal or interest payment or a default of a subordinated indenture covenant which cannot be modified without the consent of each outstanding subordinated debt security holder of the series affected. (Section 513) In the event of First Union's bankruptcy, insolvency or reorganization, subordinated debt securities holders' claims would fall under the broad equity power of a federal bankruptcy court, and to that court's determination of the nature of those holders' rights.

   First Union will file annually with the subordinated trustee a compliance certificate as to all conditions and covenants in the subordinated indenture. (Section 1007)

Modification and Waiver

   Each indenture may be modified and amended by First Union and the relevant trustee. Certain modifications and amendments require the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series issued under that indenture and affected by the modification or amendment. No such modification or amendment may, without the consent of the holder of each outstanding debt security issued under such indenture and affected by it

  . change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security

  . reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security

  . change the place of payment where, or the coin or currency or currency unit in which, any principal, premium or interest, on any outstanding debt security is payable

  . impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date

  . reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the applicable indenture or

  . modify the above requirements or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults. (Section 902)

   The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of all outstanding debt securities holders of that series waive, insofar as that series is concerned, First Union's compliance with certain restrictive provisions of the relevant indenture. (Section 1008) The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of all outstanding debt securities holders of that series waive any past default under the relevant indenture with respect to that series, except a default in the payment of the principal, or premium, if any, or interest on any outstanding debt security of that series or in respect of an indenture covenant which cannot be modified or amended without each outstanding debt security holder consenting. (Section 513)

   Certain modifications and amendments of each indenture may be made by First Union and the relevant trustee without the outstanding debt securities holders consenting. (Section 901)

   Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding debt securities for quorum purposes

  . the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity and

  . the principal amount of outstanding debt securities denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of that outstanding debt security, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the above bullet-point. (Section 101)

Consolidation, Merger and Sale of Assets

   The indentures each provide that First Union may not consolidate with or merge into any other corporation or transfer its properties and assets substantially as an entirety to any person unless

  . the corporation formed by the consolidation or into which First Union is merged, or the person to which First Union's properties and assets are so transferred, shall be a corporation organized and existing under the laws of the U.S., any state or Washington, D.C. and shall expressly assume by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of First Union's other covenants under the relevant indenture

  . immediately after giving effect to this transaction, no event of default or default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default or default, as applicable, shall have occurred and be continuing and

  .  certain other conditions are met. (Section 801)

Limitation on Disposition of First Union National Bank Stock

   The indentures each contain First Union's covenant that, so long as any of the debt securities issued under that indenture before August 1, 1990 are outstanding, but subject to First Union's rights in connection with its consolidation with or merger into another corporation or a sale of First Union's assets, it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, First Union National Bank voting stock, nor will it permit First Union National Bank to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, First Union National Bank voting stock, unless

  . any such sale, assignment, transfer, issuance, grant of a security interest or other disposition is made for fair market value, as determined by First Union's board and

  . First Union will own at least 80% of the issued and outstanding First Union National Bank voting stock free and clear of any security interest after giving effect to such transaction. (Section 1006)

   The above covenant is not a covenant for the benefit of any series of debt securities issued on or after August 1, 1990.

Restriction on Sale or Issuance of Voting Stock of Major Subsidiary Banks

   The indentures each contain First Union's covenant that it will not, and will not permit any subsidiary to, sell, assign, transfer, grant a security interest in, or otherwise dispose of, any shares of voting stock, or any securities convertible into shares of voting stock, of any "Major Subsidiary Bank" (as defined below) or any subsidiary owning, directly or indirectly, any shares of voting stock of any Major Subsidiary Bank and that it will not permit any Major Subsidiary Bank or any subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank to issue any shares of its voting stock or any securities convertible into shares of its voting stock, except for sales, assignments, transfers or other dispositions which

  .  are for the purpose of qualifying a person to serve as a director

  . are for fair market value, as determined by First Union's board, and, after giving effect to such dispositions and to any potential dilution, First Union will own not less than 80% of the shares of voting stock of such Major Subsidiary Bank or any such subsidiary owning any shares of voting stock of such Major Subsidiary Bank

  .  are made

    .  in compliance with court or regulatory authority order or

    . in compliance with a condition imposed by any such court or authority permitting First Union's acquisition of any other bank or entity or

    . in compliance with an undertaking made to such authority in connection with such an acquisition; provided, in the case of the two preceding bullet-points, the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of such Major Subsidiary Bank or such subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank and its respective consolidated subsidiaries on the date of acquisition or

    .  to First Union or any wholly-owned subsidiary.

   Despite the above requirements, any Major Subsidiary Bank may be merged into or consolidated with another banking institution organized under U.S. or state law, if after giving effect to that merger or consolidation First Union or any wholly-owned subsidiary owns at least 80% of the voting stock of the other banking institution free and clear of any security interest and if, immediately after the merger or consolidation, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 1007) A "Major Subsidiary Bank" is defined in each indenture to mean any subsidiary which is a bank and has total assets equal to 25% or more of First Union's consolidated assets determined on the date of the most recent audited financial statements of these entities. At present, the only Major Subsidiary Bank is First Union National Bank.

   The above covenant is not a covenant for the benefit of any series of debt securities issued before August 1, 1990, or, in the case of subordinated debt securities, issued after November 15, 1992.

Trustees

   Either or both of the trustees may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to that series. (Section 610) In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the relevant indenture separate and apart from the trust administered by any other such trustee (Section 611), and any action to be taken by the "trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

   In the normal course of business, First Union and its subsidiaries conduct banking transactions with the trustees, and the trustees conduct banking transactions with First Union and its subsidiaries.

Title

   First Union, the trustees and any of their agents may treat the registered owner of any debt security as the absolute owner of that security, whether or not that debt security is overdue and despite any notice to the contrary, for any purpose. See "Global Securities".

                            DESCRIPTION OF WARRANTS

   The following information outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

   First Union may issue warrants for the purchase of its debt securities, preferred stock, Class A preferred stock, depositary shares or common stock. Warrants may be issued independently or together with debt securities, preferred stock, Class A preferred stock, depositary shares or common stock, and may be attached to or separate from those securities.

   Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between First Union and a bank, as warrant agent, selected by First Union with respect to such series, having its principal office in the U.S. and having combined capital and surplus of at least $50,000,000.

   The relevant prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The relevant prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including

  .  the offering price

  .  the currency for which such warrants may be purchased

  . the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security

  . the date which the warrants and the related securities will be separately transferable

  . in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, and the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase preferred stock, Class A preferred stock, depositary shares or common stock, the number of depositary shares or shares of preferred stock, Class A preferred stock or common stock, as the case may be, that can be purchased upon the exercise of one warrant, and the price for purchasing such shares upon this exercise

  . the dates on which the right to exercise the warrants will commence and expire

  . certain federal income tax consequences of holding or exercising those warrants

  .  the terms of the securities issuable upon exercise of those warrants and

  .  any other terms of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent's corporate trust office or any other office indicated in the relevant prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase preferred stock, Class A preferred stock, depositary shares or common stock, the right to receive any dividends, or payments upon First Union's liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

   Each warrant will entitle the holder to purchase the securities specified in the relevant prospectus supplement at the exercise price mentioned in, or calculated as described in, the relevant prospectus supplement. Unless otherwise specified in the relevant prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described below under "Global Securities", by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the relevant prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the relevant prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent's corporate trust office or any other office indicated in the relevant prospectus supplement, First Union will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

   If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

   In the case of warrants to purchase common stock, the exercise price payable and the number of common stock shares to be purchased upon warrant exercise may be adjusted in certain events, including

  . the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock

  . the issuance of rights, warrants or options to all common stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per common stock share

  . any First Union distribution to its common stockholders of evidences of First Union's indebtedness or of assets, excluding cash dividends or distributions referred to above and

  .  any other events mentioned in the relevant prospectus supplement.

   No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but First Union will pay the cash value of any fractional shares otherwise issuable.

Modification

   First Union and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholders consent, for the purpose of

  . curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates

  . evidencing the succession of another corporation to First Union and their assumption of First Union's covenants contained in the warrant agreement and the warrants

  . appointing a successor depository, if the warrants are issued in the form of global securities

  . evidencing a successor warrant agent's acceptance of appointment with respect to the warrants

  . adding to First Union's covenants for the warrantholders' benefit or surrendering any right or power conferred upon First Union under the warrant agreement

  . issuing warrants in definitive form, if such warrants are initially issued in the form of global securities or

  . amending the warrant agreement and the warrants as First Union deems necessary or desirable and that will not adversely affect the warrantholders' interests in any material respect.

   First Union and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement's provisions or of modifying the holders' rights. However, no such amendment that

  . changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise

  .  shortens the time period during which the warrants may be exercised

  . otherwise adversely affects the exercise rights of such warrantholders in any material respect or

  . reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants,

may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

   Each warrant agreement will provide that First Union may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation, provided that

  . either First Union must be the continuing corporation, or the corporation other than First Union formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under U.S. or state law and must assume First Union's obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement and

  . First Union or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

   Each warrant agent will act solely as First Union's agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case First Union defaults in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon First Union. Any warrantholder may, without the warrant agent's consent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

   First Union will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to First Union and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless First Union or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and First Union before a replacement warrant certificate will be issued.

Title

   First Union, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See "Global Securities".

                               GLOBAL SECURITIES

   Unless otherwise mentioned in the relevant prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or "global securities", registered in the name of a depositary or its nominee. Unless otherwise mentioned in the relevant prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed First Union that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person's interest in the securities except as mentioned herein or in the relevant prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form shall refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders shall refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

   DTC has informed First Union that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Exchange Act, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by First Union's designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, depositary or warrant agent as registered holders of the securities entitled to the benefits of First Union's articles or the applicable indenture, deposit agreement or warrant agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

   Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

   Because DTC can act only on behalf of

  . participants, who in turn act only on behalf of participants or indirect participants and

  .  certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

   DTC has advised First Union that DTC will take any action permitted to be taken by a registered holder of any securities under First Union's articles or the relevant indenture, deposit agreement or warrant agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

   Unless otherwise mentioned in the relevant prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if

  . DTC notifies First Union that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered

  . First Union executes and delivers to the relevant registrar, transfer agent, trustee, depositary and/or warrant agent an order complying with the requirements of First Union's articles or the relevant indenture, deposit agreement and/or warrant agreement that this global security shall be so exchangeable or

  . there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

   Upon the occurrence of any event described in the above paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee, depositary or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of First Union's articles or the relevant indenture, deposit agreement and/or warrant agreement.

   Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary First Union appoints. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

   None of First Union, the trustees, any registrar and transfer agent, any warrant agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

                              PLAN OF DISTRIBUTION

   First Union may sell securities to or through underwriters, including First Union Securities, Inc., an affiliate of First Union, to be designated at various times, and also may sell securities directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   The debt securities, preferred stock, Class A preferred stock, depositary shares and warrants will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for these securities.

   This prospectus and the related prospectus supplements may be used by First Union Securities, Inc., an affiliate of First Union, for offers and sales related to market-making transactions in the securities. First Union Securities, Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

   In facilitating the sale of securities, underwriters may receive compensation from First Union or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from First Union and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from First Union will be described, in the prospectus supplement relating to those securities.

   Unless otherwise mentioned in the relevant prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise mentioned in the relevant prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

   In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from First Union in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   Under agreements which First Union may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by First Union against certain liabilities, including liabilities under the Securities Act.

   If so noted in the prospectus supplement relating to any securities, First Union will authorize dealers or other persons acting as First Union's agents to solicit offers by certain institutions to purchase any securities from First Union under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. First Union must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

   The participation of First Union Securities, Inc. in the offer and sale of the securities must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an "affiliate". No NASD member participating in offers and sales will execute a transaction in the securities in a discretionary account without the prior specific written approval of such member's customer.

   If First Union offers and sells securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be mentioned in the relevant prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the relevant prospectus supplement. Purchasers of securities directly from First Union may be entitled under agreements that they may enter into with First Union to indemnification by First Union against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for First Union in the ordinary course of their business or otherwise.

   Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, First Union, the senior trustee and the subordinated trustee, in the ordinary course of business.

                             VALIDITY OF SECURITIES

   The validity of any securities will be passed upon for First Union by Kent
S. Hathaway, Esq., Senior Vice President and Deputy General Counsel of First Union, and for any underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Sullivan & Cromwell will rely upon the opinion of Mr. Hathaway as to matters of North Carolina law, and Mr. Hathaway will rely upon the opinion of Sullivan & Cromwell as to matters of New York law. Mr. Hathaway owns shares of First Union's common stock and holds options to purchase additional shares of First Union's common stock. Sullivan & Cromwell regularly performs legal services for First Union. Certain members of Sullivan & Cromwell performing these legal services own shares of First Union's common stock.

                                    EXPERTS

   The consolidated balance sheets of First Union as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, included in First Union's 1999 Annual Report to Stockholders which is incorporated by reference in First Union's 1999 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                       33
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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST UNION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Description of Notes.......................................................  S-3
Recent Developments........................................................  S-7
Use of Proceeds............................................................  S-7
Clearstream and Euroclear Clearance and
 Settlement................................................................  S-7
Underwriting............................................................... S-10
Tax Considerations......................................................... S-11
                                PROSPECTUS
About This Prospectus......................................................    1
Where You Can Find More Information........................................    2
Forward-Looking Statements.................................................    3
First Union Corporation....................................................    3
Use of Proceeds............................................................    4
Consolidated Earnings Ratios...............................................    4
Regulatory Considerations..................................................    5
Description of Common Stock................................................    6
Description of Preferred Stock and Class A Preferred Stock.................   10
Description of Depositary Shares...........................................   14
Description of Debt Securities.............................................   17
Description of Warrants....................................................   26
Global Securities..........................................................   29
Plan of Distribution.......................................................   31
Validity of Securities.....................................................   32
Experts....................................................................   32


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                            FIRST UNION CORPORATION


                                 $100,000,000
                              FLOATING RATE NOTES
                               DUE JUNE 4, 2002

                                 $100,000,000
                              FLOATING RATE NOTES
                             DUE DECEMBER 4, 2002

                                  $50,000,000
                              FLOATING RATE NOTES
                             DUE DECEMBER 18, 2002

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                              [FIRST UNION LOGO]
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                         FIRST UNION SECURITIES, INC.





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